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                                                              Exhibit (h)(1)(ii)

            AMENDMENT TO THE TRANSFER AGENCY AND SERVICES AGREEMENT


     THIS AMENDMENT, dated as of October 28, 1999, is made to the Transfer Agency and Services Agreement dated March 1, 1998 (the "Transfer Agent Agreement") between IBJ Funds Trust (the "Fund") and First Data Investor Services Group, Inc. ("Investor Services Group").


                                   WITNESSETH

     WHEREAS, Investor Services Group has developed a recordkeeping service link ("DCXchange(R)") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans, including plans qualified under Section 401(a) of the Internal Revenue Code (the "Plans"); and

     WHEREAS, Investor Services Group has entered into agreements with various Recordkeepers relating to the recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants under such Plans (the "Participants"); and

     WHEREAS, each portfolio of the Fund set forth in Exhibit 1 hereto (each, a "Portfolio") desires to participate in the DCXchange(R) Program and further desires to retain Investor Services Group to perform such services with respect to shares of the Portfolios ("Shares") held by or on behalf of the Participants as further described herein and Investor Services Group is willing and able to furnish such services on the terms and conditions hereinafter set forth.

     NOW THEREFORE, the Fund and Investor Services Group agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. Investor Services Group agrees to perform recordkeeping and related services for the benefit of the Plan Participants that maintain shares of a Portfolio through Plans administered by certain Recordkeepers. Investor Services Group shall subcontract with Recordkeepers to link the Investor Services Group recordkeeping system with the Recordkeepers, in order for the Recordkeepers to maintain Portfolio shares positions for each Participant. In connection with the performance of such services, the Fund shall pay the amounts set forth in Exhibit 2 to this Amendment. In addition, the Fund agrees to waive all minimum and maximum investment requirements for the Portfolios listed on Exhibit 1 hereto, as well as all CDSC fees (except in the case of full plan liquidations).
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2.   The parties hereto agree and acknowledge that the Fund may amend the
     Transfer Agent Agreement at any time, and from time to time, solely for the purpose of adding a Portfolio to, or deleting a Portfolio from, the list of Portfolios set forth in Exhibit 1 hereto, which amendment shall become effective as soon as reasonably practicable after Investor Services Group's receipt of an executed revised Exhibit 1 unless Investor Services Group promptly notifies the Fund of its objection to any such amendment; provided that in no event shall such procedure be used to amend the list of Portfolios covered under the Transfer Agent Agreement (with respect to services other than the services set forth in this Amendment), in that the procedures for amending such list of Portfolios shall remain as set forth in the Transfer Agent Agreement; and provided further that in no event shall any portfolio (whether or not appearing on the list of Portfolios) be entitled to receive the services described in this Amendment during any period for which such portfolio is not a Portfolio covered under the Transfer Agent Agreement (with respect to services other than the services described in this Amendment).

3. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


                              IBJ FUNDS TRUST

                              By:_____________________________

                              Title:__________________________


                              FIRST DATA INVESTOR SERVICES
                              GROUP, INC.

                              By:_____________________________

                              Title:__________________________
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                                   EXHIBIT 1

                               LIST OF PORTFOLIOS

                         The Reserve Money Market Fund
                           The Core Fixed Income Fund
                              The Core Equity Fund
                         The Blended Total Return Fund
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                                   Exhibit 2

                               DCXCHANGE(R) FEES

Upon execution of this Amendment, the Fund's portfolios, other than the Reserve Money Market Fund, shall pay Investor Services Group annualized fees of $3.00 on each Plan Participant account that is open during any monthly period. These fees shall be billed by Investor Services Group monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

The Fund shall also reimburse Investor Services Group monthly for such miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement, as pre-approved by such Fund. The Fund further agrees that any volume discounts achieved by Investor Services Group on behalf of its clients shall be retained by Investor Services Group, unless otherwise agreed to by Investor Services Group and the Fund.